Exhibit 99.1

GENERAL MOTORS

2018 YEAR-END EARNINGS

GM Reports Another Strong Year of Earnings

- Full-year EPS-diluted of $5.58; EPS-diluted-adj. of $6.54
- Income of $8.1 billion includes $2.5 billion in costs primarily related to restructuring
- Q4 EPS-diluted of $1.40; EPS-diluted-adj. of $1.43

FULL-YEAR 2018 RESULTS OVERVIEW

	Net Revenue	Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$147.0 B	$8.1 B	$11.7 B	$5.58
vs. 2017	+ 1.0 %	+ 2,347 %	$(2.6) B	+ 2,436 %
	EBIT-adj. Margin	EBIT-adj.	Adj. Auto FCF	EPS-Diluted-adj.
Non-GAAP	8.0%	$11.8 B	$3.8 B*	$6.54
vs. 2017	(0.8) pts	(8.3) %	$(1.8) B	(1.2) %

*$4.4 billion, excluding the impact of the $0.6 billion in pre-funding payments to certain non-U.S. pensions in Q3 2018.

"GM delivered another strong year of earnings in a highly volatile environment in 2018. We will continue to make bold decisions to lead the transformation of this industry and drive significant shareholder value."

– Mary Barra, Chairman and CEO

2018 FULL-YEAR AND FOURTH-QUARTER RESULTS

In 2018, GM reported strong full-year earnings per share-diluted-adjusted. Results were driven by strong pricing, surging crossover sales, successful execution of the company's full-size truck launch, growth of GM Financial earnings and disciplined cost control. Full-year automotive adjusted free cash flow of $3.8 billion includes the impact of $600 million in pre-funding payments to certain non-U.S. pensions.

Fourth quarter results were led by strong performance in GM North America, driven by a rich vehicle mix and strong pricing for GM's all-new full-size pickup trucks: the Chevrolet Silverado and GMC Sierra.

GM FINANCIAL'S STRONG PERFORMANCE

GM Financial generated 2018 full-year earnings before tax (EBT) of $1.9 billion, up 58.3 percent compared to 2017, on revenue of $14.0 billion. In the fourth quarter, it posted EBT of $400 million on revenue of $3.6 billion, and paid GM a cash dividend of $375 million.

CADILLAC MOMENTUM CONTINUES IN 2019

In January, GM announced that Cadillac will lead the company to an all-electric future, revealing the brand's plan for its first fully electric vehicle. Following the success of the XT4 compact luxury SUV, Cadillac revealed the all-new three-row XT6 crossover. The brand also hinted at a future Escalade and upcoming performance sedan. To continue this product momentum, Cadillac will launch a new model every six months through 2021.

TRANSFORMATION TAKES SHAPE IN 2018

In the first quarter, GM introduced the first production-ready autonomous vehicle built for operating safely with no driver or manual controls. Cruise's integrated approach to software and hardware development attracted $5 billion in external capital during the year.

In the second quarter, GM announced a plan to place GM Korea on a path toward enterprise-level profitability.

In November, the company announced steps to align its product portfolio and capacity in North America with changed consumer preferences and transform its workforce to position the company for long-term success. To date, nearly 950 hourly employees have been placed into U.S. plants with products in key growth segments. Click here for details.



Cadillac's first fully electric vehicle will be the first model derived from GM's future EV platform.

Q4 2018 RESULTS OVERVIEW

	Net Revenue	Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$38.4 B	$2.1 B	$6.3 B	$1.40
vs. Q4 2017	+ 1.8 %	+ $7.0 B	$(0.5) B	+ $4.86
	EBIT-adj. Margin	EBIT-adj.	Adj. Auto FCF	EPS-Diluted-adj.
Non-GAAP	7.4%	$2.8 B	$4.2 B	$1.43
vs. Q4 2017	(0.8) pts	(8.3) %	$(0.2) B	(13.3) %

2018 GLOBAL VEHICLE SALES

Since 2015, the share of U.S. industry sales of crossovers and trucks has risen 12 percentage points and in China by 7 percentage points. To capitalize on these trends, GM has revamped its crossover lineup and is launching all-new full-size pickups that will be followed by full-size SUVs early next year.

In the U.S., GM delivered nearly 3 million vehicles, helped by crossover sales that topped 1 million for the year. Average transaction prices were a record of nearly $36,000, while incentives as a percent of ATPs fell 0.3 percent year over year. Combined sales of the Chevrolet Silverado and Colorado, and the GMC Sierra and Canyon, rose 3 percent versus 2017.

In the midst of a softening market in China, GM delivered 3.65 million vehicles. Cadillac deliveries in China surpassed 200,000 units, rising 17.2 percent for the year, while the brand's global sales increased 7.2 percent.

Through Dec. 31, 2018, the company sold 8.4 million vehicles globally. For details on GM's global sales, click here.

> **"We navigated significant headwinds in 2018 to deliver another year of strong results, demonstrating the earnings resiliency of this company. The actions we've been taking to shape a stronger, more profitable portfolio of businesses position GM for long-term success."**
>
> ***– Dhivya Suryadevara, CFO***

LIQUIDITY ($B)

(excludes Cruise and GM Financial)

	2018	2017
Cash and Current Marketable Securities	19.6	19.6
Total Liquidity	33.8	33.6

PENSION UPDATE

GM's U.S. pension underfunded position decreased from $5.8 billion in 2017 to $5.1 billion by year-end 2018 while the company's non-U.S. pension underfunded position decreased from $8.3 billion to $6.4 billion.

SEGMENT RESULTS (EBIT-ADJUSTED—$B)

	North America		International		GM Cruise		GM Financial (EBT)	
	2018	2017	2018	2017	2018	2017	2018	2017
	10.8	11.9	0.4	1.3	(0.7)	(0.6)	1.9	1.2
	Q4 18	Q4 17	Q4 18	Q4 17	Q4 18	Q4 17	Q4 18	Q4 17
	3.0	2.9	(0.0)	0.4	(0.2)	(0.2)	0.4	0.3

North America: Strong EBIT-adj. was driven by the strength of the company's full-size truck franchise and ongoing cost discipline that offset commodity headwinds and downtime volume impact.

International: Results include strong full-year China equity income of $2 billion, offset by unfavorable foreign exchange impact of South American currencies, which continued through Q4.

GM Cruise: The Cruise AV test fleet has fully transitioned to Gen 3 vehicles that are intended for commercial launch. Partnering with DoorDash, Cruise will now pilot food deliveries in San Francisco.

GM Financial (EBT): Continued growth from GMF enabled the commencement of a dividend payment to GM in Q4 2018.

MEDIA CONTACT INVESTOR CONTACT Tom Henderson Michael Heifler GM Finance Communications GM Investor Relations Media Investors 313-410-2704 313-418-0220 tom.e.henderson@gm.com michael.heifler@gm.com General Motors (NYSE:GM) is committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Cadillac, Chevrolet, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand, and Cruise, its autonomous vehicle ridesharing company, can be found at gm.com. Cautionary Note on Forward-Looking Statements: This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on forward-looking statements. Statements including words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “efect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements represent our current judgment about possible future events. In making these statements we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may difer materially from these statements. Factors that might cause such diferences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond our control and are described in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as additional factors we may describe from time to time in other flings with the U.S. Securities and Exchange Commission. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that afect the subject of these statements, except where we are expressly required to do so by law. Basis of Presentation: The fnancial and operational information included in this press release relate to our continuing operations and not our discontinued operations, which consist of the Opel and Vauxhall businesses and certain other assets in Europe and the European fnancing subsidiaries and branches that were sold in 2017.